EXHIBIT 10.1

                          OMNICORDER TECHNOLOGIES, INC.
                           125 Wilbur Place, Suite 120
                             Bohemia, New York 11716



                                                                   March 1, 2005


Mr. Mark A. Fauci
541 South Ocean Avenue
Patchogue, New York 11772


                              Consulting Agreement
                              --------------------

Dear Mark:

         OmniCorder Technologies, Inc., a Delaware corporation (hereinafter referred to as "OmniCorder"), wishes to retain your services as a consultant for the purpose of advising and assisting management on matters involving OmniCorder's business operations and such other projects within the scope of your experience and qualifications as OmniCorder may from time to time request. This letter agreement sets forth the terms and conditions that OmniCorder and you have agreed upon with respect to your rendering consulting services to OmniCorder.

         1. Duties and Title. Commencing, as soon as practicable after execution of this letter agreement by both parties, you will perform such consulting services for OmniCorder on such days and at such times as OmniCorder may request consistent with your ability to provide such services. Your consulting services shall be provided directly to the President and Chief Executive Officer or, by mutual agreement between you and OmniCorder, to other senior executives or board members, such agreement will not be unreasonably withheld or delayed. Any tasks, assignments or projects shall be undertaken with the mutual agreement of both you and OmniCorder, such agreement will not be unreasonably withheld or delayed. OmniCorder may call upon you to furnish consulting services during the term of this letter agreement for an

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average of four but not to exceed eight working days in any month and you will make yourself reasonably available to Company management at the Company's facilities or elsewhere. One half of your travel time shall be counted as time expended to satisfy the terms of this agreement. OmniCorder understands that business or personal events may prevent you from being available for periods of up to four consecutive weeks. In such event you will make a reasonable effort to provide prior notice of such periods at least one week in advance of such a period. OmniCorder shall pay your compensation in Section 2 below whether or not OmniCorder has called upon you for services. You will perform such consulting services faithfully, diligently and to the best of your ability. Your title during the term of this letter agreement shall be "Founder."

         2. Compensation. As total compensation for your services, OmniCorder will pay you as follows:

              (a) A consulting fee of $200,000 per year during the term of this letter agreement beginning March 1st payable to you in equal monthly installments of $16,667, each of which shall be made, in its entirety, on or before the 25th day of each month in which it is due from March 2005 through December 2006, inclusive. Subject to Paragraph 13 below, the obligation to pay the consulting fee shall survive any purported termination of this letter agreement.

              (b) An amount payable of $33,333 in respect of January and February 2005 payable and an amount of $7,692.31, both in a lump sum, within five business days after the execution of this letter agreement.

              (c) An aggregate amount of $625,000 in back pay (the "Back Pay") accrued to you by OmniCorder, payable in monthly installments commencing upon the earlier to occur of (i) six months after the date hereof, or (ii) the closing of OmniCorder's current subscription rights offering, with gross proceeds to OmniCorder of at least $2.5 million. The Back Pay shall be payable to you at the rate of $10,000 per month for 12 months, and $20,000 per month thereafter until fully paid. Each payment shall be made in full on or before the 25th day of the month in which it is due. The obligation to pay the Back Pay shall survive the expiration or any purported termination of this letter agreement.

              (d) Medical benefits for you and your family to the extent afforded by OmniCorder to its executive officers. These benefits may only be changed if and to the extent uniformly changed for the Company's executive officers.


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              (e)   In addition, OmniCorder will reimburse you for reasonable
and appropriately documented expenses approved by OmniCorder in advance and incurred in carrying out your duties hereunder. OmniCorder will also reimburse you for legitimate, unreimbursed, documented business expenses incurred during the term of your employment by OmniCorder up to December 14, 2004.

              (f) In the event of your death, disability or incapacitation, all payments required under Paragraph 2(b), 2(c) and 2(e) shall continue to be made to you, your estate, your legal representative or your heirs and assigns, as the case may be. In the event of your disability or incapacitation, to the extent not lasting for in excess of 90 consecutive days (as previously provided in the Employment Agreement), all payments required under Paragraph 2(a) shall continue to be made to you, your estate, your legal representative or your heirs and assigns, as the case may be. In the event of your death, all payments required under Paragraph 2(a) shall continue to be made to you, your estate, your legal representative or your heirs and assigns, as the case may be for 90 days, except that the combined period of these payments for disability or incapacitation or death will not exceed 90 days.

              (g) The period of 90 days will not commence earlier than the day this agreement becomes effective. In no event shall January and February 2005 be part of this period.

              (h) The payments and benefits required under Paragraphs 2(b), 2(c), 2(d) and 2(e) shall not be used or withheld as an offset against any claims or demands by OmniCorder against you, except as provided in the last sentence of Paragraph 13. This Paragraph 2(h)shall survive the expiration or any purported termination of this letter agreement.

         3. Term. The term of this letter agreement shall be from January 1, 2005 through December 31, 2006.

         4.   Nomination to Board; Lock-Up on Shares.

              (a) OmniCorder will cause you to be nominated for election to its Board of Directors at its next two annual meeting of stockholders, each for a one-year term. You shall receive the director compensation, and benefits afforded to the other directors in excess of those provided for in Paragraph 2(d).

              (b) All of the members of the OmniCorder Board of Directors, including you, previously executed lock-up agreements, which restrict open market sales by the directors through March 17, 2005. The OmniCorder directors have discussed extending the release date under the lock-up agreements and/or providing other trading restrictions applicable to shares held by the directors. By your execution of this letter agreement, you hereby agree to be bound through December 31, 2006 (regardless of whether you shall later resign from the board of directors or otherwise no longer serve as a director through such date) by the same lock-up agreements and other trading restrictions determined by, and uniformly applicable to, the directors of OmniCorder. In addition, you, your heirs, assigns or estate hereby agree to be bound


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through December 31, 2006 by the same lock-up agreements and other trading restrictions determined by, and uniformly applicable to, the directors of OmniCorder, notwithstanding disability incapacitation, death or a dispute or the commencement of an arbitration or legal action, pursuant to Paragraph 13 hereof or a purported termination of this letter agreement, if and so long as OmniCorder continues to make all payments to you under the terms of Paragraph 2 or an arbitrator determines otherwise. In the event that any payments in Paragraph 2 are not paid in full as scheduled (and not cured within 45 days after receipt by OmniCorder of written notification from you that payment has not been made to you) or you are released from said provisions of the lock-up, OmniCorder will immediately take all reasonable steps in accordance with applicable law to remove the restrictive legends on your stock certificates.

         5. Independent Contractor Status. This letter agreement does not constitute a contract of employment. Your relationship to OmniCorder is that of independent contractor. OmniCorder shall not be required to withhold any federal, state or local taxes from your compensation hereunder or to make any other deductions required by law or usually made by employers. In addition, you shall not be entitled, whether during the term of your consultancy or thereafter, to medical coverage, life insurance, disability, participation in OmniCorder's pension, employee stock option, profit sharing or savings plans or other benefits now or in the future offered to employees of OmniCorder, except as provided through your participation as a member of the Board of Directors (which shall be the same as provided for other directors) or previously granted to you in the form of stock options as part of that certain Employment Agreement, dated as of October 1, 2003 (the "Employment Agreement"), between OmniCorder and you, or except as provided in Paragraph 2(d) above,.

         6. Confidentiality/Non-Competition. Notwithstanding the termination of the Employment Agreement as provided in Paragraph 8 below, the provisions of Sections 10 and 11 of the Employment Agreement shall survive and remain in full force and effect through the term hereof, except as follows:

              (a) References to "employment" shall be deemed to also refer to the consulting relationship covered by this letter agreement;.


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              (b)   You may use confidential information in connection with your consulting services pursuant to this letter agreement;.

              (c) The "Non-Competition Period" (as such term is defined in Section 11 of the Employment Agreement) shall be deemed to continue until December 31, 2007.

              (d) This Paragraph 6 and Sections 10 and 11 of the Employment Agreement shall not apply with respect to matters about which you did not consult or learn of during your performance of your consulting services under this letter agreement, matters which have not been or are discussed at OmniCorder board meetings during which you were or are a director, or about which you did not become aware during your prior employment by OmniCorder. Notwithstanding the foregoing, the previous sentence should not be construed as permitting you to work or consult on matters involving medical imaging for any other business entity besides OmniCorder.

              (e)   Section 10(i) of the Employment Agreement is deleted.

              (f) The second paragraph of Section 11(iv) of the Employment Agreement (pertaining to stock ownership) shall not limit your stock ownership in another company, public or private, so long as that other company is not a competitor as herein defined.

              (g) Notwithstanding anything to the contrary, OmniCorder acknowledges that you may engage in any business that is not a competitor as defined in Paragraph 6(h) in any capacity that does not directly prevent you from performing your consulting services under this letter agreement. OmniCorder will make no claim to or against such businesses, business activities or intellectual property arising from those activities.

              (h) The terms "prospective competitor", "competitor" and "business or organization which engages in competition" as used in this agreement or
Section 11 of the Employment Agreement shall be construed as specific references to commercial entities engaged in or relating to the medical imaging business.

         You expressly agree, and OmniCorder acknowledges, that you may work for and/or provide consulting services to other business entities or persons, but only if you can perform such work and/or services without violating any covenant contained in Sections 10 and 11 of the Employment Agreement or this Paragraph 6.

         7.   Representations and Warranties.

              (a) You represent and warrant to OmniCorder that you do not currently have and will not undertake or incur any commercial obligations to any third party which in any way limit or restrict your ability to perform the consulting services contemplated by this letter agreement, except as provided for in Paragraph 6 above. You represent and warrant to OmniCorder that, except for OmniCorder's obligations pursuant to this letter agreement and the


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Arbitration (as defined in Paragraph 9 below) and the litigation relating to the
Arbitration, there are no claims, suits, obligations or liabilities of any kind whatsoever which you currently have against OmniCorder or any of its affiliates.

              (b) OmniCorder represents and warrants to you that, except for your obligations pursuant to this letter agreement and the Arbitration (as defined in Paragraph 9 below) and the litigation relating to the Arbitration, there are no claims, suits, obligations or liabilities of any kind whatsoever which it currently has against you.

         8. Termination of Previous Employment Agreement. In consideration of entering into this letter agreement, OmniCorder and you hereby agree to terminate the Employment Agreement effective on the date hereof, with no further liability or obligation on the part of the parties hereto following the date hereof, except for the confidentiality, non-competition and other obligations described in Paragraphs 5 and 6 above.

         9. Termination of Arbitration Proceeding. All claims in the arbitration proceeding captioned Mark A. Fauci and OmniCorder Technologies, Inc., Case No. 13-166-03045-04, pending before the American Arbitration Association (the "Arbitration"), are hereby discontinued with prejudice and without costs to either party as against the other. The parties shall promptly execute and deliver all such other documents as are necessary or desirable to conclusively terminate the Arbitration.

         10. Mutual Release. In consideration of the mutual agreements in this letter agreement, each party, for itself or himself and its or his successors, assigns, affiliated companies, heirs, executors and administrators, and all of their past and present officers, directors, employees, stockholders, agents, representatives, affiliates, successors and assigns (collectively, "Related Persons" and, together with the party to whom such Related Persons are related, the "Releasing Parties"), hereby fully and expressly remise, release and forever discharge each other party and its or his respective Related Persons (the "Released Parties") of and from all debts, liabilities, obligations, claims, demands, actions, suits, covenants,


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controversies, agreements, torts, violations of law, counterclaims, cross-claims, offsets, defenses and causes of action, both in law and at equity (collectively, "Claims and Expenses"), that any of the Releasing Parties have ever had, may now have or hereafter might, can or shall have, known or unknown, direct or indirect, liquidated or unliquidated, primary or secondary, joint, several or joint and several, absolute or contingent, or that anyone claiming through or under any of the Releasing Parties may have or claim to have against any of the Released Parties, for, upon or by reason of any party's obligations under the Employment Agreement, but not including the parties' respective obligations pursuant to this letter agreement.

         11. Assignment. The services to be performed under this letter agreement are personal in nature, and neither OmniCorder nor you will assign, transfer or delegate any rights, obligations or duties under this letter agreement without the prior written consent of the other; provided, however, that OmniCorder may assign its rights under this letter agreement to any of its Affiliates (as defined in Section 10(d) of the Employment Agreement). Notwithstanding any such assignment, OmniCorder shall remain secondarily responsible for any and all obligations under this letter agreement, including without limitation for payments required to be made under Paragraph 2 above.

         12. Notices. Any notice or other communication under this letter agreement shall be considered given when delivered personally or when mailed by registered or certified mail, return receipt requested, to the parties at their respective addresses set forth on the first page hereof or at such other address or addresses as either party may specify by notice to the other.

         13. Arbitration. In the event there is any dispute between OmniCorder and you as to the rights and obligations of either party under this letter agreement, including, without


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limitation, the construction, interpretation or enforcement of this letter agreement, all such disputes shall be submitted to binding arbitration conducted by a single arbitrator designated under the Employment Arbitration Rules of the American Arbitration Association. Any arbitration hearing shall be held in New York, New York. Judgment under the award entered by the arbitrator may be entered in any court having jurisdiction thereof. In the event you prevail in any such arbitration, you shall be entitled to receive from OmniCorder your costs, disbursements and reasonable attorneys' fees in connection with such arbitration and the enforcement thereof. The parties shall bear their own costs, disbursements and expenses in all other events. In the event of a dispute as to, among other things, the level of your cooperation in discharging your duties and obligations hereunder, OmniCorder may commence arbitration to determine, among other things, the propriety of continuing to make payments to you pursuant to Paragraph 2(a) and the need for you to continue to be bound by the provisions of Paragraph 4(b); however, OmniCorder will continue to pay to you as required under paragraph 2 above unless and until a contrary determination is made in the arbitration. In the event a determination is made which would involve reimbursing monies to OmniCorder, OmniCorder will in no event initiate a claim during any legal or arbitration proceedings against payments due under Paragraphs 2(b), 2(c), 2(d) and 2(e). Such reimbursement of consulting fees in Paragraph 2(a) shall be made by subtracting this amount, if any, from the balance of the Back Salary still owed to you after such adverse determination.

         14. Miscellaneous. This letter agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof. This letter agreement may be amended, waived or discharged only by an instrument in writing executed by OmniCorder and you. This letter agreement shall be governed by and construed in accordance


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with the laws of the State of New York, without regard to the conflicts of law rules of the State of New York. This letter agreement shall be binding upon, and subject to Paragraph 11 hereof, inure to the benefit of the parties hereto and their respective successors, assigns, executors, administrators and other legal representatives. This letter agreement may be executed by facsimile and in counterparts. This letter agreement is subject to the approval of the Board of Director of OmniCorder and in the event such approval is not obtained on or before Tuesday, March 8, 2005, this agreement shall be null and void.


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         If you are in agreement with the foregoing, please sign and return to
OmniCorder a copy of this letter agreement, which thereupon will become a binding agreement between OmniCorder and you.

                                    OMNICORDER TECHNOLOGIES, INC.


                                    By: /s/Hon. Joseph F. Lisa
                                        ---------------------------------------
                                        Name:  Hon. Joseph F. Lisa
                                        Title: Chairman of the Board


Agreed and accepted as of
the date first above written:


-------------------------------
         Mark A. Fauci





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